UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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GANNETT CO., INC.
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The following is an excerpt from the transcript of Gannett Co. Inc.’s employee meeting held on May 1, 2019.

Robert Dickey (President and Chief Executive Officer):
... Now I know many of you want to know what's next with the unsolicited MNG proposal to acquire Gannett and the board's rejection of their proposal, as well as their nominees for election to our board.
So, just last week, MNG has reduced the number of candidates that it is nominating for election to Gannett's eight-member board from six to three, and this will be finalized at our Annual Meeting on May 16.
Many of you have received your materials to vote on this as shareholders and we encourage you to do so. I recently sent out an email to employees with details about the process to help answer some of the questions that we have been hearing, and Liz later is going to come on stage and provide some additional details for you.
More broadly, you already know that the Gannett board concluded, and continues to believe, that MNG's proposal undervalues Gannett, and it is not in the best interest of shareholders and we believe it is not a credible offer. Our board and I continue to see this process through and will continue to convey information and outcomes as we are able to.
…
Okay, now back to the proxy fight. And Liz Allen is here to give you a few tips and answer a few open questions. Go ahead, Liz.
Elizabeth Allen (General Counsel and Secretary):
Thank you, Bob.  I'm glad to be here and to have a chance to talk about the current proxy contest.
As you mentioned, there was a recent development. Last week, MNG reduced their proposed slate of nominees for our board from 6 to 3. But simply eliminating some of their nominees doesn't change our analysis on the merits of their slate. It is still the case that each of MNG's nominees remains highly conflicted, is not qualified to serve on the Gannett board and may not act in the best interests of our shareholders.
Next, let's talk about a very popular topic concerning the proxy contest – the voting materials. By now, if you have Gannett stock in the 401(k) plan, through a broker or registered directly in your name, you should have received a white proxy voting card or white voting instruction form for each account that you have which contains shares.
In fact, you should have received multiple white voting cards or white instruction forms for each account in which you have Gannett shares. This will be true even if you have already voted your shares. There is a reason for this approach. During proxy contests, a dissident, like MNG, who is seeking seats on a board may make statements that the company believes need correction or clarification so its shareholders are well and accurately informed when they vote.
As a result, the company may mail multiple communications to its shareholders after its proxy statement is mailed. With each mailing, the company will include another proxy card or voting instruction form, so shareholders have an opportunity to vote in light of the latest information available provided by the company. Then, there are also some shareholders who may have delayed voting or misplaced their materials, so having the additional copies of their voting materials is helpful.

So, if you have already voted your shares in each of your accounts on a white proxy card or white instruction form, you do not have to vote again when you receive duplicate proxy cards – but you may. Regardless, we recommend that you discard each blue proxy card or blue instruction form that you receive. If you send in multiple versions of the same proxy card, your latest dated proxy card will be counted.
Next, we have to talk about deadlines. With the May 16 Annual Meeting date quickly approaching, it is becoming increasingly important that you vote if you haven't already.
Some of you may even be receiving calls from Gannett's proxy solicitor, or MNG's proxy solicitor, encouraging you to vote.
Here are the important dates to keep in mind:

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First, if you hold shares in the Gannett 401(k) plan, your voting instruction form, or forms, must be received by mail, online or via phone call by 11:59 pm on May 13th to be counted; if it arrives one minute later, it will not be counted.

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Next, if you hold shares in a brokerage account, like Merrill Lynch, your voting instruction form must be received by mail, online or via phone call by 11:59 pm on May 15th. Alternatively, you may vote those shares in person at the Annual Meeting on May 16, but to do so requires additional paperwork that must be completed well in advance of the May 16th Annual Meeting. Specifically, you must obtain a valid legal proxy from the brokerage prior to the Annual Meeting and bring that to the meeting to be able to vote.

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Finally, if you have shares registered in your name with our transfer agent, EQ, your proxy card must be received by mail, online or via phone call before the voting polls close during the Annual Meeting on May 16th. Alternatively, you may vote those shares in person at the Annual Meeting on May 16th if you present a valid form of identification.

Now, this is important: please remember that under no circumstances may you vote your 401(k) shares in person at the Annual Meeting. As a result, we strongly recommend that you vote all of your shares in each of your accounts on a white proxy card or white instruction form soon, and definitely before the Annual Meeting.
Every vote counts! If you have any questions about the voting process or your proxy materials, you can contact our proxy solicitor, Innisfree, at 877.456.3507. You can also find this information about voting, in our proxy statement on pages 6 and 7.
Bob, I hope that helps, and I'll turn it back to you.
Robert Dickey (President and Chief Executive Officer):
Great, Liz, thank you. I’m sure it does. A couple of takeaways: that 11:59, I didn’t realize 11:59 was such an important time. But I appreciate all your help in getting us through the proxy. There are a lot of details evidenced by all the things you outlined. So, thank you very much.